UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report:  April 18, 2007

MIDDLESEX WATER COMPANY
(Exact name of registrant as specified in its charter)

NEW JERSEY	0-422	22-1114430
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
(Address of principal executive offices, including zip code)

(732)-634-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01.      Other Events

Announcement regarding Middlesex Water Company Filing Petition for an Increase in Rates to Recover Increased Costs and Water Quality Improvements as set forth in the attached press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

MIDDLESEX WATER COMPANY
(Registrant)

s/Kenneth J. Quinn
Kenneth J. Quinn
Vice President, General Counsel,
Secretary and Treasurer

Dated:    April 18, 2007

WATER QUALITY IMPROVEMENTS, INCREASED COSTS DRIVE MIDDLESEX
WATER TO FILE FOR RATE INCREASE

ISELIN, NEW JERSEY,  (April 18, 2007) Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services in New Jersey and Delaware today filed a rate request with the New Jersey Board of Public Utilities (BPU) for a general increase in water rates for its Middlesex system in New Jersey.  The Company, which last filed in May 2005, is requesting an overall increase of approximately 16.5% or $8.9 million over current revenues to support its ongoing capital program and to cover costs of increases in operations, maintenance, labor and benefits, purchased power and taxes, all necessary for the Company to continue providing reliable and quality water service.

If approved, the average residential customer using 2,600 cubic feet (19,448 gallons) of water per quarter would see their bill increase from $89.37 to $104.10, an increase of $14.73.  Customers will continue to receive a gallon of treated water delivered to their home for less than a penny per gallon.  The proposed increase percentage is being requested to be applied equally to all classes of customers.

“Ensuring safe drinking water for nearly a quarter of a million residents requires ongoing and prudent infrastructure investments,” said Dennis W. Doll, President and CEO. “This request includes approximately $23.0 million in investment in utility infrastructure in the Middlesex system since rates were last established in 2005.  This request also includes replacement and installation of new water lines, valves and hydrants and improvements to water treatment to enhance service to customers,” added Doll.

The rate petition represents an initial step in the regulatory approval process.  The rate proposal will next be reviewed and analyzed by the BPU and the Division of Ratepayer Advocate, an agency representing customers.  A public hearing on the matter will be held in the Company’s service area where customers are welcome to comment on the filing request.

Middlesex Water Company presently serves 59,000 retail customers, representing a population of about 237,000 people in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, the Township of Clark and the Town of Fortescue in Downe Township in Cumberland County.  The Company also provides service under contract to the Boroughs of Highland Park and Sayreville, the Old Bridge Municipal Utilities Authority (MUA), the Marlboro Township MUA, the City of Rahway and, under a special contract, the Township of East Brunswick.

WATER QUALITY IMPROVEMENTS, INCREASED COSTS DRIVE MIDDLESEX WATER TO FILE FOR RATE INCREASE /Page 2

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware.  Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

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Contact: Bernadette Sohler, Vice President – Corporate Affairs (732) 634-1500